                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Banner Aerospace, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                             BANNER AEROSPACE, INC.
                             300 WEST SERVICE ROAD
                                 P.O. BOX 20260
                              WASHINGTON, DC 20041

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 12, 1997

                            ------------------------

To the Stockholders of Banner Aerospace, Inc.:

     The Annual Meeting of Stockholders of Banner Aerospace, Inc., a Delaware corporation (the "Company"), will be held at the Marriott Hotel, Washington Dulles International Airport, 333 West Service Road, Chantilly, Virginia 22021 on Friday, September 12, 1997, at 10:00 a.m., for the following purposes:

        1. To elect nine directors of the Company for the ensuing year;

        2. To amend the 1990 Non-Qualified and Incentive Stock Option Plan;

        3. To approve the grant of options to certain employees under the 1990 Non-Qualified and Incentive Stock Option Plan;

        4. To approve the Board of Directors' selection of independent auditors of the Company; and

        5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record as of the close of business on July 21, 1997, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Eugene W. Juris
                                          Secretary

August 8, 1997

     KINDLY DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE.

                             BANNER AEROSPACE, INC.
                             300 WEST SERVICE ROAD
                                 P.O. BOX 20260
                              WASHINGTON, DC 20041

                                 AUGUST 8, 1997

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Banner Aerospace, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Friday, September 12, 1997, and at any adjournments or postponements thereof, at the Marriott Hotel, Washington Dulles International Airport, 333 West Service Road, Chantilly, Virginia 22021. Only holders of record of the Company's common stock, $1.00 par value ("Common Stock"), at the close of business on July 21, 1997 will be entitled to vote at the Annual Meeting. On July 21, 1997, there were 23,429,277 shares of Common Stock outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each matter scheduled to come before the Annual Meeting.

     This Proxy Statement and enclosed proxy form are first being mailed to the Company's shareholders on or about August 8, 1997.

     Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees named below under the caption "Election of Directors -- Information as to Nominees," and "FOR" each of the other proposals set forth in the Notice of Annual Meeting and this Proxy Statement.

     The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     In the election of directors, holders of Common Stock are entitled to elect nine directors with the nine candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect.

     The proposals in this Proxy Statement (other than the election of directors) require the affirmative vote of a majority of shares of Common Stock in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions from voting in such proposals have the effect of a negative vote. Broker non-votes are not deemed entitled to vote and have no effect for purposes of determining whether a proposal has been approved. However, under New York Stock Exchange rules, all votes cast either for or against such proposals must (in the aggregate) represent at least 50% of the outstanding shares of Common Stock. Abstentions and broker non-votes make it more difficult to meet this New York Stock Exchange requirement.

     The Board does not know of any matter, other than those specified herein, which will be presented for action at the Annual Meeting. In the event that any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment on such matters.

     Any proxy may be revoked at any time prior to its exercise by notifying the Company's Secretary in writing at the above address, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                        ITEM 1 -- ELECTION OF DIRECTORS

     Nine directors are to be elected for the ensuing year to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. In fiscal year 1997 the Board consisted of eleven members. Starting with the Annual Meeting, the number of directors on the Board will be reduced to nine members. With the exceptions of Mr. Samuel J. Krasney, who has resigned from the Board, and Mr. Frederick W. Bradley, Jr., who is not standing for reelection, all of the incumbent directors are nominees for election at the Annual Meeting.

     Mr. Krasney resigned from the Board due to health reasons. Mr. Krasney founded the original Banner Industries, Inc., which later became The Fairchild Corporation. When, in 1990, Fairchild initiated an initial public offering of Banner Aerospace stock, Mr. Krasney became the Company's first Chairman and Chief Executive Officer. Since 1990, he has ably served on the Board. Mr. Krasney's contributions to the Company's growth, vitality and strength, provided an underpinning for today's marketplace leadership. The Company thanks Mr. Krasney for his years of service, his wisdom, and stewardship.

INFORMATION AS TO NOMINEES

     Set forth below is information about each nominee for election as a director, based on information supplied by him, including his name, age and principal occupations during the past five years, and certain directorships held by him.

     MICHAEL T. ALCOX, 49, has served as a Director of the Company since 1990. He served as Vice President of the Company from March 1990 through May 1990. From 1987 through September 1996 he served as Senior Vice President and Chief Financial Officer of The Fairchild Corporation ("Fairchild"), a worldwide aerospace fasteners manufacturer and semiconductor process equipment company. He presently serves as a Vice President of Fairchild, not employed on a full time basis. Fairchild is a substantial shareholder of the Company. Mr. Alcox also owns and operates travel and real estate businesses. Mr. Alcox is a director of Fairchild. (2) (4)

     STEVEN L. GERARD, 52, has served as a Director of the Company since 1992. Mr. Gerard has served as the Chairman and the Chief Executive Officer of Ocean View Capital, Inc., the successor to Triangle Wire and Cable, Inc., a manufacturer of insulated wire and cable, since September 1992. Mr. Gerard previously served as the Chief Executive Officer and a director of Mountleigh Group, plc, a London-based company engaged in property management, from April 1992 until July 1992. Mr. Gerard was hired in connection with a restructuring of Mountleigh. In connection with the restructuring, Mountleigh was placed in U.K. receivership on May 23, 1992. From July 1990 to April 1992, Mr. Gerard served as a Senior Managing Director of Citibank, N.A. ("Citibank") and was responsible for credit, portfolio and risk management for Citibank's corporate and investment banking activities in the United States, Japan, Europe and Australia. Mr. Gerard is also a director of Deeptech International, Inc. and U.S. Home Corp. (2) (3) (4) (6) (7)

     CHARLES M. HAAR, 76, has served as a Director of the Company since 1992. He has been a professor of law at Harvard University since 1956. He has served as a consultant to Skadden, Arps, Slate, Meagher & Flom for more than the past five years. Professor Haar is a director of American Health Properties. (3) (4) (5)
(6)

     PHILIPPE HERCOT, 30, has served as a Director of the Company since 1995. He has served as a managing partner for Capital Industrie (an investment and consulting firm) since

May 1997. Prior thereto, he was employed by Apax Partners (an investment company) as an associate from September 1996 to April 1997 and by Donaldson, Lufkin & Jenrette (an investment banking firm) as an associate from August 1993 to August 1996. Mr. Hercot received his M.B.A. in June 1993 from Harvard Business School. During his schooling, Mr. Hercot was a consultant for McKinsey & Co. (a consulting firm) in Paris, France. Mr. Hercot is the son-in-law of Mr. Jeffrey J. Steiner. (4)

     WARREN D. PERSAVICH, 44, has served as Senior Vice President and Chief Financial Officer of the Company since June 1990 and a Director since 1990. From March 1990 to June 1990, he served as Vice President of the Company. (1)

     DR. ERIC I. STEINER, 35, has served as Senior Vice President of the Company since May 1997 and as a Director of the Company since 1992. He has served as Executive Vice President and Chief Operating Officer of Fairchild since November 1996, Senior Vice President -- Operations of Fairchild since May 1992 and President of Fairchild Fasteners (a division of a Fairchild subsidiary), since February 1995. Prior thereto, he served as President of Camloc/RAM Products Division, a division of Fairchild Fasteners, from September 1993 to February 1995. Dr. Steiner is a director of Fairchild. Dr. Eric I. Steiner is the son of Mr. Jeffrey J. Steiner. (1)

     JEFFREY J. STEINER, 60, has served as Chairman of the Board, Chief Executive Officer and President of the Company since September 1993. He served as Vice Chairman of the Board of the Company from August 1990 to September 1993. He has served as Chairman of the Board, Chief Executive Officer and President of Fairchild for more than the past five years. Mr. Steiner is, and for the past five years has served as, the President of Cedco Holdings, Ltd., a Bermuda Corporation (an investment company). He is a director of The Franklin Corporation, RHI Holdings, Inc., The Copley Fund and Shared Technologies Fairchild, Inc. Mr. Jeffrey J. Steiner is the father of Dr. Eric I. Steiner and the father-in-law of Mr. Philippe Hercot. (1)

     Articles have appeared in the French press reporting an inquiry by a French magistrate into certain allegedly improper business transactions involving Elf Aquitaine, its former chairman and various third parties. In connection with this inquiry, the magistrate has made inquiry into allegedly improper transactions between Jeffrey Steiner and that petroleum company. In response to the magistrate's request that Mr. Steiner appear in France as a witness, Mr. Steiner submitted a written statement concerning the transactions and has offered to appear in person if certain arrangements were made. According to the French press, the magistrate also requested permission to commence an inquiry into transactions involving another French petroleum company, but her request was not granted. If the magistrate were to renew her request, and if it were granted, inquiry into transactions between such company and Mr. Steiner, could ensue. The Board of Directors has formed a special committee of outside directors to advise it with respect to these matters, and the special committee has retained counsel.

     LEONARD TOBOROFF, 64, has served as a Director of the Company since 1992. He has served as Executive Vice President and a director of Riddell Sports, Inc., a manufacturer and licenser of sports equipment, since April 1988. He has also served as a Vice President and the Vice Chairman of the Board of Allis-Chalmers Corporation, a holding company, since May 1988. For more than the past five years, Mr. Toboroff has been a private investor. Mr. Toboroff is a director of Engex Corp. and Saratoga Beverages, Inc. (3) (4) (5) (6) (7)

     JOHN C. WERTZ, 58, has served as Senior Vice President and Chief Operating Officer of the Company since August 1993 and has served as a Director since 1993. Prior thereto, he was employed by the Hamilton Standard Division (manufacturer of aerospace equipment) of United Technologies Corporation as Vice President of Commercial Aftermarket Business from October 1990 to July 1993; as Vice President of Manufacturing Planning and Support from March 1990 to October 1990; and as Vice President-Operations from February 1988 to March 1990. (1)
------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation and Stock Option Committee.
(4) Member of the Nominating Committee.
(5) Member of the Ethics Committee.
(6) Member of the Special Bellyloading/Rights Offering Committee.
(7) Member of the Special Committee.

                BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

     The Board held four meetings during fiscal 1997. Except for Mr. Krasney, who, because of his health, did not attend any of the meetings, no incumbent director attended less than 75% of the total number of meetings of the Board during his term and all meetings of each committee of the Board on which he served.

     The Board has (1) an Executive Committee which has the authority to exercise all the power of the Board when the latter is not in session; (2) an Audit Committee whose primary functions are to assist the Board with respect to internal control, accounting and reporting practices of the Company and to maintain communication with the independent auditors of the Company; (3) a Compensation and Stock Option Committee whose functions are to review and approve the compensation and benefits of the corporate officers, to review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees of the Company, to review and recommend for the approval of the full Board the compensation of directors, to administer the Company's stock option plans and to award employee stock options;
(4) a Nominating Committee whose primary functions are to review possible candidates for members of the Board of Directors and recommend a slate of nominees for election as directors at the Company's Annual Meeting of Stockholders; and (5) an Ethics Committee whose primary function is to oversee and review the ethical standards of the Company. During fiscal 1997, the Compensation and Stock Option Committee held two meetings and the Audit Committee held two meetings. The Executive, Nominating and Ethics Committees did not hold any meetings during the fiscal year.

     In September 1996, the Board appointed a special committee (the "Special Bellyloading/Rights Offering Committee") which was comprised of three Directors of the Company who were neither officers nor employees of the Company or otherwise affiliated with Fairchild. The purpose of the Special Bellyloading/Rights Offering Committee was to evaluate the acquisition of Fairchild Scandinavian Bellyloading Company, AB ("Bellyloading") from Fairchild. The Special Bellyloading/Rights Offering Committee met several times with its financial and legal advisors to analyze the suitability and value of the Bellyloading acquisition. During the last quarter of calendar 1996, preliminary terms for a Bellyloading acquisition were reached between the Company and Fairchild. The agreement was approved by the Special Bellyloading/Rights Offering Committee, the Board of Directors and shareholders. In addition, the Special Bellyloading/Rights Offering Committee evaluated a proposed preferred stock rights offering. The rights offering for Series A Convertible Paid-in-Kind Preferred Stock, par value $.01 per share, 7.5% per annum dividend rate, was effective May 1997. See discussion below under "Certain Transactions" regarding the Bellyloading transaction.

     The Board also appointed a special committee (the "Special Committee") which is comprised of three Directors of the Company who are neither officers nor employees of the Company or otherwise affiliated with Fairchild. The purpose of the Special Committee is to look into allegations raised in articles that have appeared in the French press reporting an inquiry by a French magistrate. This matter is discussed above under the biographical information for Mr. Jeffrey Steiner. The Special Committee held five meetings with its legal advisors during fiscal 1997.

     The Nominating Committee will consider written recommendations for nominees for next year's annual meeting submitted prior to April 10, 1998 by stockholders to the Secretary of the Company. Biographical information and the written consent of the potential nominee must accompany the recommendation.

                      INFORMATION AS TO EXECUTIVE OFFICERS

     Set forth below is certain information about each executive officer of the Company who is not a director of the Company or a nominee, based on information supplied by him, including his name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board to serve until the next annual meeting of the Board and until their successors are elected and qualified.

     EUGENE W. JURIS, 39, has served as Vice President -- Finance and Secretary of the Company since September 1993. Prior thereto, he served as the Treasurer of the Company from June 1990 to September 1993, Vice President of the Company from March 1990 to September 1993 and the Controller of the Company from June 1990 to December 1990.

     No director or officer failed to file timely any Form 3, 4 or 5 required to be filed by him during fiscal 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the aggregate cash and non-cash compensation paid or accrued for each of the last three fiscal years, to the chief executive officer and each of the other executive officers whose salary and bonus exceeded $100,000 for fiscal 1997.

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                                       AWARDS
                                                      ANNUAL COMPENSATION                    --------------------------
                                      ---------------------------------------------------    SECURITIES
             NAME AND                 FISCAL                               OTHER ANNUAL      UNDERLYING     ALL OTHER
        PRINCIPAL POSITION             YEAR      SALARY       BONUS(1)    COMPENSATION(2)     OPTIONS      COMPENSATION
-----------------------------------   ------    --------      --------    ---------------    ----------    ------------
Jeffrey J. Steiner,                    1997     $300,000      $273,375        $--               80,000        $  720(4)
  Chairman, President and              1996      262,500       157,500        --               150,000        --
    Chief Executive Officer            1995      250,000        75,000        --                75,000        --
John C. Wertz,                         1997      180,000       110,344        --                25,000         5,311(3)(4)
  Senior Vice President and            1996      162,750        81,375        --                35,000         5,841(3)
    Chief Operating Officer            1995      155,000        38,750          2,387           25,000         3,750(3)
Warren D. Persavich,                   1997      180,000       110,344        --                25,000         5,311(3)(4)
  Senior Vice President and            1996      162,750        81,375        --                46,000         5,841(3)
    Chief Financial Officer            1995      155,000        38,750         (1,623)          25,000         3,750(3)
Eugene W. Juris,                       1997      130,000        80,094        --                15,000         4,457(3)(4)
  Vice President--Finance              1996      120,750        60,375          1,398           24,000         4,032(3)
    and Secretary                      1995      115,000        28,750         13,440           20,000         3,450(3)

------------

(1) Bonuses are shown for the year earned, but are primarily paid in the following year.
(2) Tax gross-up payments related to reimbursement of relocation costs and temporary living expenses.
(3) Company 401(k) matching contributions.
(4) Includes premiums paid for group term life insurance policies, as follows:

Jeffrey J. Steiner                 $         720
John C. Wertz                                432
Warren D. Persavich                          432
Eugene W. Juris                              312

OPTIONS GRANTED IN FISCAL YEAR 1997

     The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each named executive officer.

                                              % OF TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO      EXERCISE                    GRANT DATE
                               OPTIONS       EMPLOYEES IN      PRICE       EXPIRATION      PRESENT
           NAME                GRANTED       FISCAL 1997       ($/SH)         DATE         VALUE(4)
--------------------------    ----------     ------------     --------     ----------     ----------
Jeffrey J. Steiner            80,000(2)          23.0%         $6.875        5/29/01       $245,088
John C. Wertz(1)              25,000(3)           7.2%          6.875        5/29/01         76,590
Warren D. Persavich(1)        25,000(2)           7.2%          6.875        5/29/01         76,590
Eugene W. Juris(1)            15,000(2)           4.3%          6.875        5/29/01         45,954

------------

(1) Options granted to Messrs. Wertz, Persavich and Juris are subject to shareholder approval, as provided in Items 2 and 3 of this Proxy Statement.
(2) Options granted vest ratably over three years.
(3) Options granted vest 0% in year 1, 25% in year 2, 25% in year 3 and 50% in year 4.
(4) Value of Options using the Black-Scholes model.

OPTION YEAR END VALUES

     The following table sets forth information concerning the fiscal year end value of unexercised stock options of each of the named executive officers.

                                          NUMBER OF SECURITIES                     VALUE OF
                                         UNDERLYING UNEXERCISED            IN-THE-MONEY UNEXERCISED
                                           OPTIONS AT 3/31/97                 OPTIONS AT 3/31/97
                                      -----------------------------      -----------------------------
               NAME                   EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-----------------------------------   -----------     -------------      -----------     -------------
Jeffrey J. Steiner                      100,000          205,000          $ 366,195        $ 744,336
John C. Wertz                            58,334           56,666            189,642          202,843
Warren D. Persavich                      62,000           64,000            204,233          232,026
Eugene W. Juris                          43,833           37,667            142,034          135,239

     No options were exercised by the executive officers during fiscal 1997.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Jeffrey J. Steiner has a three year employment agreement with the Company which became effective September 9, 1992; however, each year the remainder of the term of Mr. Steiner's employment is extended for an additional one year period unless either party gives timely notice of its or his intention not to extend further the term of the employment agreement. The employment agreement provides for a base salary of not less than $250,000 per annum and also provides for participation in the Company's bonus plan, retirement plan, and other executive benefits. If Mr. Steiner dies during the term or any extended term of the agreement, his legal representatives will receive monthly or semi-monthly installments of his base salary up to and including the first anniversary of the last day of the month in which Mr. Steiner's death occurs. In addition, his legal representatives will receive benefits to which Mr. Steiner would have been entitled, through the end of the fiscal year in which his death occurs, under any additional compensation plan. For any fiscal year during which the agreement is terminated due to Mr. Steiner's disability for more than nine consecutive months, or shorter periods aggregating nine months during any twelve month period, he will receive fifty percent of his base salary for two years, plus all benefits to which he would have been entitled for the fiscal year during which termination of his employment has occurred. The agreement also has certain change in control provisions. Upon the occurrence of a change in control or trigger event, Mr. Steiner is entitled to a cash payment equal to 2.99 times the total of his then base salary plus bonus in the immediately preceding fiscal year, less the portion of payments, under stock options vested solely due to a change in control or trigger event, which is considered a parachute payment under Section 280G of the Internal Revenue Code of 1986 ("Code"). A change in control occurs if an event requires a response to Item 5(f) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 as in effect January 1, 1986. There is a trigger event (i) if any person other than Jeffrey J. Steiner or an affiliate of Jeffrey J. Steiner is or becomes the beneficial owner of securities of the Company representing 20% of the then outstanding voting power for the election of directors ("Voting Power"); (ii) if during a period of two consecutive fiscal years individuals who at the beginning of such period constitute the Board of Directors cease to be a majority of the Board unless the election or nomination of each director was approved by a two-thirds vote of the directors then still in office who were directors at the beginning of the period; (iii) if the Company shall become a subsidiary of another corporation or shall be reorganized, merged or consolidated into another corporation (unless it is a reorganization under Section 368(a)(1)(f) of the Code) unless, in each case, the holders of more than 80% of the Voting Power will retain similar voting power of such other corporation's voting securities; (iv) if substantially all the assets of the Company are sold to another company; (v) if the Company is liquidated; or (vi) if the Company issues Common Stock representing a majority of the Voting Power of the Company.

     Mr. Wertz has a letter agreement which provided for an initial term of employment ending March 31, 1995; however, each year the term of Mr. Wertz's employment is extended for an additional one year period unless either party gives timely notice of its or his intention not to extend further the term of the employment agreement. The agreement provides for a base salary of not less than $155,000 per annum, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. If at any time during the term of employment, the agreement shall be terminated by the Company for any reason other than with cause, Mr. Wertz or his estate will receive a continuation of his base salary, at its then current rate, through a period of six months from the effective date of termination.

     Mr. Persavich has an employment agreement which was amended on September 1, 1993 to provide for a salary of not less than $155,000 per annum, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. The amended agreement was initially for a period of three years. Commencing on the first anniversary of the amended agreement, the term will be extended each day by one day so that the remaining term is always two years, until terminated by either party. Termination without cause by the Company will result in a two year severance payment to Mr. Persavich, plus bonuses and certain other fringe benefits.

     Mr. Juris has an employment agreement which was amended on September 1, 1993 to provide for a salary of not less than $115,000 per annum, plus a bonus arrangement of 50% of base compensation if certain performance targets are met. The amended agreement was initially for a period of three years. Commencing on the first anniversary of the amended agreement, the term will be extended each day by one day so that the remaining term is always two years, until terminated by either party. Termination without cause by the Company will result in a two year severance payment to Mr. Juris, plus bonuses and certain other fringe benefits.

RETIREMENT BENEFITS

     The Company has a Supplemental Executive Retirement Plan for certain key executives which provides a retirement benefit based on final average earnings and years of service. Benefits which may be payable under this plan are not included in the Summary Compensation Table. This plan provides a maximum retirement benefit equal to the difference between sixty percent of the participant's average base salary for the last five years of employment and the participant's primary Social Security benefit. This plan is unfunded, unqualified and is not subject to the Employee Retirement Income Security Act of 1974, as amended. The plan was adopted in September 1994 to provide for lump sum preretirement advances on an actuarially reduced basis at the election of participants age sixty-five or over, contingent upon approval of the Compensation and Stock Option Committee. All persons named in the Summary Compensation Table are eligible for participation in this plan. The estimated annual benefits payable upon retirement at normal retirement age for each of the named executive officers is as follows: Jeffrey Steiner, $187,000; John Wertz, $115,000; Warren Persavich, $184,000; and Eugene Juris, $155,000.

                             DIRECTORS COMPENSATION

     Fees. Outside directors are currently paid an annual retainer of $12,000, payable in cash in equal quarterly payments of $3,000. In addition, each outside director receives $1,000 for each Board meeting attended. If a committee meeting is attended on a day other than a Board meeting, each outside director receives $500. Travel expenses are reimbursed for all meetings. Total outside directors fees paid for normal meetings during fiscal year 1997 were $167,000 in the aggregate.

     Stock Options. Pursuant to the 1996 Non-Employee Director Stock Option Plan ("1996 NED Plan"), commencing with the 1996 Annual Meeting, outside directors receive stock options for 5,000 shares of Common Stock at the time they are first elected to serve on the Board and, thereafter, they receive stock options for 1,000 shares of Common Stock for each additional year in which they are elected to serve on the Board. Of the nominees for election at the 1997 Annual Meeting, Messrs. Alcox, Gerard, Haar, Hercot and Toboroff qualify as outside directors under the 1996 NED Plan. Pursuant to the 1996 NED Plan: (i) on the date of 1996 Annual Meeting, the Company granted options for 40,000 shares of Common Stock in the aggregate to outside directors; and (ii) on the date of the 1997 Annual Meeting, the Company will grant options for 5,000 shares of Common Stock in the aggregate to outside directors.

     Compensation for Special Committees. In fiscal 1997, Messrs. Gerard, Haar and Toboroff served as members of the Special Bellyloading/Rights Offering Committee and Messrs. Bradley, Gerard and Toboroff served as members of the Special Committee. The purpose for each of these committees is described above under "BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS." As compensation for their services, Mr. Gerard, as Chairman of the Special Bellyloading/Rights Offering Committee, received $20,000 and Messrs. Haar and Toboroff each received $10,000. The Special Committee met five times during fiscal 1997. Each member received $1,000 per meeting as compensation for his services. Total outside director fees paid for special meetings during fiscal 1997 were $55,000 in the aggregate.

     Management Directors. Management directors receive no fees or stock options for their services as directors.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors ("Committee") has furnished this report on executive compensation. The Committee is comprised of the individuals listed below, all of whom are outside directors. The Committee has responsibility for the compensation matters relating to Company executive officers. The Committee makes recommendations for executive compensation and submits the recommendations to the Board for approval. No member of the Committee has served as an officer of the Company nor is eligible to participate in any of the compensation plans or programs it administers other than the 1996 Non-Employee Director Stock Option Plan.

COMPENSATION PHILOSOPHY

     Since its initial public offering ("IPO") in August 1990, the Company's compensation philosophy has been i) to provide a base compensation sufficient to attract and retain key executives; ii) to provide an annual incentive program related to specific performance goals designed to motivate key executives to enhance stockholder value and to encourage the retention of a sound management team; and iii) to provide a longer term incentive program where, through the grant of stock options, rewards are related to the market performance of the Company's Common Stock. The Committee believes its approach to compensation should be consistent over time and be fair to the Company, its officers and stockholders.

EMPLOYMENT AGREEMENT -- CEO

     Mr. Steiner has had an employment agreement with the Company since September 1992. He became the Chief Executive Officer ("CEO") of the Company upon the retirement of Samuel J. Krasney in September 1993. He provides direction and motivation to the management of the Company's subsidiaries and is responsible for acquisitions and divestitures. The CEO formulates the goals and objectives of the Company and is responsible for implementing strategies to accomplish them. The employment agreement initially established Mr. Steiner's annual base salary at $250,000 and was subsequently increased to $262,500 in April 1995. In April 1996, the Committee increased Mr. Steiner's annual salary from $262,500 to $300,000, an increase of approximately fourteen percent. This increase was based on the Committee's determination to continue providing Mr. Steiner with a competitive salary as compared to other companies of similar size in similar industries. In addition, the Committee took into account the fact that Mr. Steiner only received one salary increase over the past six years. Mr. Steiner's employment arrangements also provide for an annual bonus award of 60% of base compensation if certain performance targets, established by the Committee and approved by the Board, are achieved. Mr. Steiner may also receive additional bonus awards if the performance targets are exceeded.

EMPLOYMENT AGREEMENTS -- OTHER EXECUTIVE OFFICERS

     The other executive officers of the Company also have existing employment agreements. The employment agreements for Messrs. Persavich and Juris were amended in fiscal 1994 to reflect the relocation of the corporate office from Cleveland, Ohio to Washington, DC. In conjunction with the relocation, the base compensation for each of Messrs. Persavich and Juris, which was established at the IPO in August 1990, was increased to reflect the current market conditions for the positions held. In fiscal 1994, an employment agreement for Mr. Wertz was established based on current market conditions for individuals in similar capacities. In April 1996, the Committee increased the base compensation of Messrs. Wertz and Persavich by approximately ten percent and Mr. Juris by approximately eight percent. These salary increases were awarded based on the Committee's philosophy that the executive officers should receive a base salary which is competitive with other executives of companies of similar size in similar positions. The employment agreements for Messrs. Wertz, Persavich and Juris provide for annual bonus awards of 50% of base compensation if certain performance targets, established by the Committee and approved by the Board, are achieved. Messrs. Wertz, Persavich and Juris may also receive additional bonus awards if the performance targets are exceeded.

BONUS PLAN

     The Committee believes that a substantial portion of the annual income of executive officers should be based on the financial and operating performance of the Company for that year through a goal-based incentive compensation program ("Bonus Plan"). The objective of the program is to provide total annual income to officers that is competitive with compensation at other companies facing similar challenges, while linking the payment of compensation to the Company's achievement of certain financial and operating goals. In fiscal 1997, bonuses awarded to the CEO and other executive officers were based on two components. The first component was based on a goal for the Company to achieve certain levels of earnings before interest and taxes. The second component was based on qualitative and quantitative factors, including the achievement of a number of key corporate objectives, such as: i) the completion of strategic acquisitions to complement its existing businesses, ii) market penetration and development, and iii) development of cost efficiencies. The executive officers were also provided incentives to relocate the Company's hardware inventory to the new distribution center by a certain targeted date. In the opinion of the Committee, Mr. Steiner and the other executive officers achieved these objectives and Mr. Steiner was awarded a bonus of $273,375 (representing a bonus of 91.1% of base compensation) and the other executive officers were awarded a bonus of $300,782, in the aggregate (representing a bonus of 61.4% of base compensation).

STOCK OPTIONS

     The Committee also administers and grants stock options under the Company's 1990 Non-Qualified and Incentive Stock Option Plan. The Committee believes that stock option grants provide a desirable long-term method of compensation because they align management's long-range interests with those of the Company and its stockholders by providing management with an opportunity to build a meaningful stake in the Company. In fiscal 1997, the Committee granted options to Mr. Steiner of 80,000 shares and the other executive officers of 65,000 shares in the aggregate, in connection with the long-term goals established by the Company. The stock options awarded in fiscal 1997 were awarded using a vesting schedule of three to four years based on employment tenure with the Company. This vesting schedule better aligns the Company's desire to retain and provide long term compensation to executives.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company has a Supplemental Executive Retirement Plan for the benefit of the executive officers which provides a retirement benefit based on final average earnings and years of service. The Plan provides a maximum retirement benefit equal to the difference between sixty percent of the participant's average base salary for the last five years of employment and the participant's primary Social Security benefit.

INTERNAL REVENUE CODE SECTION 162(m)

     The Committee has considered the impact of the recently enacted provision of the Internal Revenue Code of 1986, as amended (the "Code"), which provision in certain circumstances disallows income tax deductions for compensation in excess of $1,000,000. No officer of the Company earns compensation in excess of $1,000,000. However, if this provision ever becomes applicable to the Company, the Committee intends to structure the Company's incentive compensation awards in a manner that complies with the Code's requirements to ensure full deductibility.

                                   Leonard Toboroff, Chairman
                                   Steven L. Gerard
                                   Charles M. Haar

                               PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's Common Stock compared with the cumulative return on the S&P 500 Stock Index and a Peer Group. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on March 31, 1992.

     The Peer Group is weighted according to the respective issuer's stock market capitalization on March 31, 1992, with all returns (capital gains and dividends) reinvested. The Peer Group includes one aircraft parts distributor, one airline, and the rest are companies which manufacture products for the aircraft industry. Some of the companies in the Peer Group are suppliers to and/or customers of the Company. The Peer Group consists of AAR Corp., Alaska Air Group, Inc., Curtiss-Wright Corp., Fansteel, Inc., Hexcel Corp., Hi-Shear Industries, Inc., Moog, Inc., Rohr, Inc., Trimble Navigation Ltd. and UNC Incorporated.

                                   [GRAPH]

        Measurement Period
      (Fiscal Year Covered)          Banner Aerospace       Peer Group         S&P 500 Index
1992                                            100.00              100.00              100.00
1993                                             66.10               85.49              111.89
1994                                             79.66               91.72              110.42
1995                                             54.24               99.52              124.03
1996                                             79.66              150.06              159.90
1997                                            101.69              162.27              187.55

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The table below sets forth as of May 31, 1997 the number of shares and percent of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of any class of Common Stock together with his address; (ii) each director and nominee; (iii) each executive officer named in the summary compensation table; and (iv) the directors and officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the persons named possess sole voting power and investment power with respect to all shares shown as beneficially owned by them. As of May 31, 1997, there were 23,423,610 shares of Common Stock issued and outstanding.

                                                          NUMBER OF SHARES           PERCENT OF
                          NAME                            OF COMMON STOCK              CLASS
            --------------------------------              ----------------           ----------
Michael T. Alcox                                                 45,000(1)                *
Frederick W. Bradley, Jr.                                        15,000(3)                *
J.J. Cramer & Co.                                             2,473,400(6)              10.6%
     100 Wall Street, 8th Floor
     New York, New York 10005
Dimensional Fund Advisors, Inc.                               1,470,000(13)              6.3%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401
The Fairchild Corporation                                    13,886,477(2)              59.3%
     Washington Dulles International Airport
     300 West Service Road
     Chantilly, Virginia 22021
Steven L. Gerard                                                 15,000(3)                *
Charles M. Haar                                                  15,000(3)                *
Philippe Hercot                                                  15,000(3)                *
Eugene W. Juris                                                  69,500(4)                *
Samuel J. Krasney                                                96,000(12)               *
Warren D. Persavich                                             100,667(5)                *
Dr. Eric I. Steiner                                              17,500(3)(7)             *
Jeffrey J. Steiner                                           14,146,755(8)(9)           60.0%
     The Fairchild Corporation
     Washington Dulles International Airport
     300 West Service Road
     Chantilly, Virginia 22021
Leonard Toboroff                                                 15,000(3)                *
John C. Wertz                                                    96,667(10)               *
All directors and officers of the                            14,647,089(11)             61.3%
  Company as a group (12 persons)

------------

 (1) Includes exercisable stock options for 12,000 shares.

 (2) Includes shares of Common Stock owned of record by Fairchild and its subsidiaries as of May 31, 1997, as follows: Fairchild Holding Corp., 5,386,477 shares; RHI Holdings, Inc., 8,488,194 shares; Banner Aerospace Holding Company II, Inc., 11,806 shares. 13,262,971 of such shares of Common Stock have been pledged by Fairchild or its subsidiaries as collateral for a loan facility with Citicorp N.A. and 611,700 shares have been pledged by Fairchild or its subsidiaries as collateral under an escrow agreement with BTR Dunlop Holdings, Inc., a wholly-owned subsidiary of BTR plc.

     In connection with the Company's Rights Offering (described below under "Certain Transactions") Fairchild (through its subsidiaries) was issued 3,085,885 shares of Preferred Stock on June 25, 1997, which shares are convertible (at the election of the holder) into 3,085,885 shares of Common Stock. By virtue of this transaction, Fairchild's beneficial ownership of the Company increased from 59.3% (as of May 31, 1997) to 62.6% (as of June 25, 1997).

 (3) Includes exercisable stock options for 15,000 shares.

 (4) Includes exercisable stock options for 55,500 shares.

 (5) Includes exercisable stock options for 78,667 shares.

 (6) Stock ownership based on information provided by J.J. Cramer & Co. as of May 31, 1997.

 (7) Includes 2,500 shares are held by Dr. Steiner as guardian for his minor children, and he disclaims any beneficial interest therein.

 (8) Includes 105,000 shares of Common Stock owned of record by Mr. Steiner and 3,612 shares owned by Mr. Steiner through the Company's Profit Sharing/401(k) Plan. Also includes 13,886,477 shares owned directly or indirectly by Fairchild; Mr. Steiner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (9) Includes exercisable stock options for 151,667 shares.

(10) Includes exercisable stock options for 66,667 shares.

(11) Includes exercisable stock options for 459,500 shares.

(12) Includes exercisable stock options for 5,000 shares.

(13) Stock ownership based on information provided by Dimensional Fund Advisors, Inc. as of March 31, 1997.

  *  Less than 1%

     As a result of their beneficial ownership of Common Stock, Fairchild and Mr. Jeffrey J. Steiner will have a significant influence on the election of directors and any other business that may come before the meeting.

                              CERTAIN TRANSACTIONS

RELATIONSHIPS BETWEEN THE COMPANY AND FAIRCHILD

     General Statement. The Company may be subject to various conflicts of interest arising out of the relationships among it, Fairchild and their respective affiliates, such as the purchase and sale of products in the ordinary course of business, the purchase and sale of a business between the two companies and a business opportunity of interest to both companies. Although no specific measures to resolve such conflicts of interest have been formulated, management of the Company has a fiduciary obligation to deal fairly and in good faith with the Company, and will exercise reasonable judgment and take such steps as they may then, under all the circumstances, deem necessary in resolving any specific conflict of interest which may occur and what, if any, specific measures such as retention of an independent advisor, independent counsel or special committee as they may determine to be necessary or appropriate under the circumstances. Fairchild is a substantial shareholder of the Company. Messrs. Jeffrey Steiner (CEO and Director of the Company), Michael Alcox (Director of the Company) and Eric Steiner (Senior Vice President and Director of the Company) are officers, directors and shareholders of Fairchild.

     Fasteners. The Fastener Group of Fairchild, particularly Screwcorp, Voi-Shan, Tridair and Camloc, has historically been a supplier of fasteners to the Company, and the Company also competes with them, in the sale to some end users. All transactions between the Company and Fairchild have been and will continue to be on terms that are no less favorable to the Company than those that might be obtained in arms-length transactions with unaffiliated third parties. Sales to Fairchild amounted to approximately $122,000 and purchases from Fairchild amounted to approximately $9,384,000 for the fiscal year ended March 31, 1997.

     Building Lease and Services. The Company entered into a lease with Fairchild on April 1, 1996 to lease approximately 10,000 square feet of office space in the Fairchild building for a term of ten years with the option to terminate the lease after five years. The annual lease rate is approximately $170,000 subject to escalation. The Company has a letter agreement with Fairchild in which Fairchild provides tax preparation and consulting services to the Company. The agreement terminates on September 30, 1997. The annual fee for the tax services rendered is $98,000. The Company has a letter agreement with Fairchild pursuant to which Fairchild's in-house attorneys provide legal services to the Company. This agreement is on a month-to-month basis and the Company pays Fairchild $12,500 per month. As a result, Fairchild's General Counsel (Donald E. Miller) also serves as General Counsel for the Company. The Company has a letter agreement with Fairchild in which the Company provides accounting and financial reporting services to Fairchild. This agreement is on a month-to-month basis and Fairchild pays the Company $15,500 per month. In addition, an indirect 41% affiliate of Fairchild (Shared Technologies Fairchild, Inc.), provides the Company with communication services for the office space in the Fairchild building as well as at substantially all subsidiary locations. All services are provided in the normal course of business and are on terms that are no less favorable to the Company than those that might be obtained in arms-length transactions with unaffiliated third parties.

     Joint Marketing. The Company is a party to several agreements with Fairchild which provide for various methods of expense sharing related to combined sales and marketing efforts to obtain customers in foreign countries. As of March 31, 1997, the Company had contributed less than $125,000 under these agreements. Fairchild and the Company will share commission income to the extent commissions exceed expenses. No such commissions have been received to date.

     Tax Indemnity Agreement. Under a Tax Indemnity Agreement ("Tax Indemnity"), Fairchild has agreed to indemnify the Company from and against any federal, state, local and foreign income, franchise, withholding and alternative minimum taxes (including interest, additions to tax and penalties with respect thereto) for periods ending on or before August 2, 1990 when the sale of 52.8% of the Common Stock was sold in the IPO. The Company has agreed to pay Fairchild for any tax savings it realizes after the IPO as a result of adjustments to, or utilization of net operating loss or tax credit carryforwards attributable to, income tax returns for prior periods. Although Fairchild has agreed to indemnify the Company for taxes for periods ending on or before the IPO, the Tax Indemnity is not binding upon either the IRS or upon state, local or foreign taxing authorities, any of which are permitted to collect from the Company all relevant taxes owed by the Company and, in certain instances, by Fairchild and its subsidiaries for periods covered by the Tax Indemnity. The effectiveness of the Tax Indemnity is therefore dependent on the ability of Fairchild to pay amounts owed, if any, under the Tax Indemnity.

     Registration Rights. As long as Fairchild owns 15% or more of the issued and outstanding Common Stock, it has the unlimited right to require the Company to use its best efforts pursuant to a Registration Rights Agreement to register, under the Agreement, all the shares of Common Stock beneficially owned by Fairchild at any time and from time to time, at Fairchild's expense. In addition, Fairchild has piggyback registration rights that are subject to certain limitations.

     Indebtedness. On October 17, 1996, the Company borrowed $5.0 million from RHI Holdings, Inc. (a Fairchild subsidiary) ("RHI"); such amount was repaid on March 27, 1997; interest expense pursuant to such indebtedness was $156,000. In addition, on December 20, 1996, the Company entered into a Subordinated Loan Agreement with RHI, pursuant to which RHI agreed to lend the Company up to $30.0 million for acquisitions to be consummated by the Company. The initial interest rate under such loan agreement was 10.0% per annum. Payment under such loan agreement was due on the earlier of completion of the Company's Rights Offering or November 15, 2003. The Company borrowed an aggregate of $28.0 million from RHI under such loan, of which $16 million was used for a subsidiary to acquire PB Herndon Company

(a specialty fastener distributor to the aerospace industry), and the balance was used for working capital. On June 25, 1997, pursuant to the Company's Rights Offering, such indebtedness ($28.0 million in principal) was satisfied by the issuance of 3,043,478 shares of Preferred Stock to RHI and its affiliates.

     Stock Exchange Agreement. The Company entered into a Stock Exchange Agreement with Fairchild, effective May 12, 1997, pursuant to which the Company may acquire Fairchild Scandinavian Bellyloading Company AB from Fairchild in exchange for 230,000 shares of Common Stock initially. This transaction was approved by a special committee of the Board of Directors, and was approved by the Company's stockholders at a meeting on June 18, 1997. Under the terms of the Stock Exchange Agreement, Fairchild could terminate the agreement if it sold Fairchild Scandinavian Bellyloading Company AB to a third party by reason of an unsolicited offer, provided that Fairchild pays the Company a reasonable termination fee and the Company's out-of-pocket expenses. Fairchild exercised its option to terminate the Stock Exchange Agreement on July 1, 1997.

     Acquisition of Preferred Stock. On May 23, 1997, the Company granted all its stockholders certain rights to purchase Preferred Stock (Series A Convertible Paid-in-Kind Preferred Stock, $.01 par value). On June 18, 1997, Fairchild exercised its rights to acquire 3,085,885 shares of Preferred Stock for $28,390,142.

     Joint Insurance. The Company and Fairchild have entered into a joint insurance policy which provides, among other coverages, for a combined annual aggregate limit for the Company and Fairchild of $100 million related to certain earthquake exposures. The Company and Fairchild have entered into an agreement addressing the resolution process to be applied in the event that both companies suffer damages from earthquakes aggregating in excess of the $100 million limit.

OTHER TRANSACTIONS

     Mr. Samuel J. Krasney, a Director of the Company, entered into a sublease agreement with the Company for 1,500 square feet of office space which is a portion of what was formerly the corporate headquarters in Cleveland, Ohio. The lease term commenced on October 1, 1993 and expires on October 31, 1998. The annual rent is approximately $19,600 and is based on competitive market conditions for similar office space.

     In fiscal 1995, Mr. Steiner had suggested to the management of the Company that it should consider purchasing a certificate of deposit from a Turkish bank, because he believed that by establishing a relationship with one of the Turkish banks, the Company might be provided additional opportunities to expand its business in Turkey. Following Mr. Steiner's suggestion, the Company purchased a $750,000 certificate of deposit (the "Certificate") from Marmara Bankasi A.S., which was subsequently forced by governmental action to cease business. Because he had suggested consideration of this involvement, Mr. Steiner agreed that he would attempt to effect collection of the Certificate and would have one of his affiliates purchase the Certificate from the Company for $750,000, payable over two years. Mr. Steiner's affiliate has paid the Company $500,000, but has received no payments from the issuer of the Certificate. In May 1996, the Board of Directors decided that the entire loss on the Certificate should not be borne by Mr. Steiner's affiliate; therefore, the Board agreed to make the last $250,000 payment conditional upon the collection of any proceeds received by the affiliate from the Certificate. The Turkish bank subsequently filed for Bankruptcy; accordingly, the Company has determined that the balance of the indebtedness relating to the Certificate ($250,000) is uncollectible, and has fully reserved for the debt.

     The Company pays for a chartered aircraft used from time to time for business related travel. The owner of the chartered aircraft is a company 51% owned by an immediate family member of Mr. Jeffrey Steiner. Cost for such flights charged to the Company are comparable to those charged in arm's length transactions between unaffiliated third parties. Payments by the Company in fiscal 1997 were approximately $137,000.

         ITEM 2 -- APPROVAL OF AMENDMENT TO THE 1990 NON-QUALIFIED AND
                          INCENTIVE STOCK OPTION PLAN

INTRODUCTION

     At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the Company's 1990 Non-Qualified and Incentive Stock Option Plan (the "1990 Plan").

     On July 11, 1997, the Board adopted an amendment to the 1990 Plan (the "1997 Plan Amendment"), to be effective as of January 1, 1997, subject to approval by the Company's stockholders. The purpose of the 1997 Plan Amendment, as more fully set forth below, is to permit stock options issued under the 1990 Plan to certain officers (the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, and the Vice President -- Finance and Secretary) to qualify as performance-based compensation that is fully deductible for tax purposes.

DESCRIPTION OF THE PLAN AND THE 1997 AMENDMENT

     Set forth below is a summary of certain important features of the 1990 Plan and the 1997 Plan Amendment. This description is qualified in its entirety by reference to the complete text of the 1990 Plan, which has been filed as an Exhibit to the Company's Form 10-K, and the complete text of the 1997 Plan Amendment, which appears as Exhibit A to this Proxy Statement.

     General Information. 2,000,000 shares of Common Stock are authorized for issuance upon exercise of stock options under the 1990 Plan. As of May 31, 1997, five executive officers (including directors who are officers) and approximately 100 employees were eligible to participate in the 1990 Plan, including officers and employees of Company subsidiaries. As of May 31, 1997, an aggregate of 36,133 shares of Common Stock were issued pursuant to the 1990 Plan, and there remained outstanding unexercised stock options to purchase 1,243,200 shares of Common Stock. Adjustments are to be made in the number and kind of shares subject to the 1990 Plan, and in the exercise price of stock options under the 1990 Plan, to reflect changes in the Company's Common Stock as a result of corporate restructure, reclassification, merger, stock split or similar events.

     Stock Options. The 1990 Plan provides for the granting of options intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), as well as the granting of options that do not meet those requirements ("Non-Qualified Stock Options"), or a combination of the foregoing. Under the 1990 Plan, options must be granted at not less than fair market value; however, Incentive Stock Options granted to participants owning more than 10% of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or parent of the Company, must be granted at not less than 110% of the fair market value. The exercise price is payable in cash or, with the approval of the Compensation and Stock Option Committee, in shares of Common Stock (valued at their fair market value at the date of exercise) or a combination of such Common Stock and cash.

     Eligibility and Administration. Officers (including officers who are members of the Board) and key employees of the Company or its subsidiaries are eligible to receive Incentive Stock Options and/or Non-Qualified Stock Options under the 1990 Plan. Non-employee consultants of the Company or its subsidiaries are eligible to receive Non-Qualified Stock Options under the 1990 Plan. The 1990 Plan is administered by a committee (the "Compensation and Stock Option Committee") of members of the Board of Directors who are "Non-Employee

Directors" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1990 Plan provides that the Compensation and Stock Option Committee will select those employees to whom options under the 1990 Plan will be granted and will otherwise administer the 1990 Plan, taking into account the duties of the employees, their present and potential contributions to the success of the Company and such other factors as the Compensation and Stock Option Committee deems relevant in connection with accomplishing the purposes of the 1990 Plan. No stock options may be granted under the 1990 Plan after August 2, 2000. All stock options outstanding as of August 2, 2000 shall continue to be exercisable pursuant to their terms. The Board may from time to time amend the 1990 Plan, provided, however, that no amendments shall be made without stockholder approval if stockholder approval is required under Section 422 of the Internal Revenue Code or Rule 16b-3 under the Exchange Act.

     Exercise. Stock options under the 1990 Plan may be exercisable for a term of not more than seven years from the date of grant. Typically, a stock option granted under the 1990 Plan is exercisable only during the term of its holder's employment with the Company and for a prescribed period thereafter. In the event of an unusual corporate even such as liquidation, merger, other business combination, or acquisition or change in control of the Company, the Board, in its sole discretion, and on a case-by-case basis, may terminate options effective 90 days after the occurrence of such unusual corporate event, in which event the right to exercise such terminated options is accelerated.

     1997 Plan Amendment. The 1997 Plan Amendment is being proposed in response to Internal Revenue Code Section 162(m) which generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or any of the four other most highly compensated officers of a public corporation. Certain types of compensation that qualify as "performance-based" within the meaning of Internal Revenue Code Section 162(m) are generally excluded from this deduction limit. Such compensation includes options granted with an exercise price not less than the fair market value on the date of grant of the underlying stock, if the plan under which they were granted states a maximum number of shares that may be granted to any individual in a specified period. The maximum number of shares of Common Stock that may be issued under the 1990 Plan as a result of options is 2,000,000. Of that number, the maximum number of shares which may be issued as a result of options granted to Jeffrey Steiner (Chairman and Chief Executive Officer) (including all presently outstanding options and all future options granted through August 2,
2000), shall not exceed a total of 1,700,000. The 1997 Plan Amendment adds similar limits to the number of shares that may be issued as a result of options granted to the Company's Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, and the Vice President -- Finance and Secretary to 1,700,000 per person (including, for each person, all presently outstanding options and all future options granted through August 2, 2000), in all events subject to the overall limitation on the number of shares available for issuance under the 1990 Plan. The Company has not historically granted stock options in numbers that approach the above-stated limits and, in any event could not issue shares as a result of options to any one or more such officers which in the aggregate exceed the maximum number of shares permitted to be issued under the 1990 Plan. However, the Board did not want to unduly limit the flexibility of the Compensation and Stock Option Committee to grant options in accordance with its judgment under the circumstances existing at any particular time and, accordingly, the Board set the limit at a high level.

TAX CONSEQUENCES

     The following discussion addresses certain federal income tax consequences in connection with the 1990 Plan. State tax treatment is subject to individual state laws and is not reviewed in this discussion.

     Incentive Stock Options. An Incentive Stock Option results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. If the optionee retains the stock received as a result of an exercise of an Incentive Stock Option for at least two years from the date of the grant and one year from the date of exercise, then the gain is treated as long-term capital gain. If the shares are disposed of during this period, the options will be treated as a Non-Qualified Stock Option. The Company receives a tax deduction only if the shares are disposed of during such period. The deduction is equal to the amount of taxable income to the optionee.

     Non-Qualified Stock Options. A Non-Qualified Stock Option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

BENEFICIARIES OF PLAN

     The number of options available under the 1990 Plan is 2,000,000 shares. Because awards are made on a case by case basis by the Compensation and Stock Option Committee, it is not possible to determine at this time how many options are available for issuance for named executive officers. The tables in this Proxy Statement under "Executive Compensation -- Options Granted in Fiscal Year 1997" and "Executive Compensation -- Option Year End Values" summarize the outstanding options under the 1990 Plan. Since future awards under the 1990 Plan (as amended) are subject to approval by the Compensation and Stock Option Committee, it is not possible to determine how many stock options will be awarded to the named executive officers, to executive officers as a group, or to other employees as a group, nor the dollar value of such future stock options.

      THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1990
                 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN.

  ITEM 3 -- APPROVAL OF GRANTS OF STOCK OPTIONS TO CERTAIN EMPLOYEES UNDER THE
               1990 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN

     At the Annual Meeting, the Stockholders will be asked to approve the grant of stock options for certain employees.

     On July 11, 1997, subject to approval by the Company's stockholders, the Board amended the 1990 Plan to comply with certain provisions of Internal Revenue Code Section 162(m) by limiting the number of stock options that can be issued to the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, and the Vice President -- Finance and Secretary (collectively, the "Subject Employees"). See discussion under Item 2 above (Approval of Amendment to the 1990 Non-Qualified and Incentive Stock Option Plan).

     The effective date of such amendment is January 1, 1997. Any awards granted to the Subject Employees under the 1990 Plan from the period of January 1, 1997 through the date of the Annual Meeting are contingent on the following action:
(i) approval by the Company's stockholders of the amendment to the 1990 Plan (as discussed in Item 2 above -- Approval of Amendment to the 1990 Non-Qualified and Incentive Stock Option Plan), and (ii) approval of such awards by the Company's stockholders at the Annual Meeting.

     The following awards made to the Subject Employees after January 1, 1997 are submitted for approval by the Company's stockholders:

                                            NUMBER OF
                                             SHARES
                                           UNDERLYING         PER SHARE         EXPIRATION
      EMPLOYEE               DATE         STOCK OPTIONS     EXERCISE PRICE         DATE
---------------------    -------------    -------------     --------------     ------------
John C. Wertz            May 21, 1997         40,000             7.625         May 21, 2004
Warren D. Persavich      May 21, 1997         40,000             7.625         May 21, 2004
Eric I. Steiner          May 21, 1997         30,000             7.625         May 21, 2004
Eugene W. Juris          May 21, 1997         30,000             7.625         May 21, 2004

     The exercise price for such stock options is the fair market value of the Company's Common Stock at the time of the original award by the Compensation and Stock Option Committee (date of grant noted in the table above). Such stock options are subject to all of the terms and conditions of the 1990 Plan (as amended by the 1997 Plan Amendment).

     Tax Consequences. For federal income tax purposes, such stock options constitute Non-Qualified Stock Options. Please see discussion under Item 2 above (Approval of Amendment to the 1990 Non-Qualified and Incentive Stock Option
Plan), under caption "Tax Consequences -- Non-Qualified Stock Options" for a discussion of the tax consequences of Non-Qualified Stock Options. The stock options are also intended to qualify as "performance-based" compensation within the meaning of Internal Revenue Code Section 162(m). See discussion under Item 2 above (Approval of Amendment to the 1990 Non-Qualified and Incentive Stock Option Plan), under caption "1997 Plan Amendment."

     Effect of Contingency. If the amendment to the 1990 Plan (Item 2 above) is not approved by the Company's stockholders, or if the stock options under this
Item 3 are not approved by the Company's stockholders, such stock options shall be null and void. If both contingencies are satisfied, such stock options shall be deemed awarded as of the date the Compensation and Stock Option Committee made each such award.

             THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
                  GRANT OF STOCK OPTIONS TO CERTAIN EMPLOYEES.

              ITEM 4 -- APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     Although the bylaws of the Company do not require the submission of the election of independent public accountants to the stockholders for approval, the Board considers it desirable that its designation of independent public accountants be ratified by the stockholders. The firm of Arthur Andersen LLP, an international firm of public accountants, has audited the annual financial statements of the Company since 1990. The Board considers them to be well qualified and will ask the stockholders at the Annual Meeting to approve the designation of this firm as independent public accountants for the Company for the year ending March 31, 1998.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION
                     OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

     To the extent that information contained in this Proxy Statement is peculiarly within the knowledge of persons other than the management of the Company, it has relied upon such persons for the accuracy and completeness thereof.

                            EXPENSES OF SOLICITATION

     The cost of soliciting these proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or employees of the Company, in person or by telephone or fax. The Company will also reimburse brokerage firms and others for forwarding proxy material to beneficial owners of the Common Stock.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material to be disseminated by the Company in connection with its annual meeting for fiscal 1998 must do so no later than April 10, 1998 and such proposal must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended March 31, 1997, has previously been, or will simultaneously herewith be, furnished to stockholders of record. A copy of the Annual Report on Form 10-K of the Company for fiscal year 1997 is included with the Annual Report. THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, MAY BE OBTAINED BY ANY PERSON WITHOUT CHARGE UPON WRITTEN REQUEST TO: BANNER AEROSPACE, INC., P.O. BOX 20260, WASHINGTON, DC 20041, ATTENTION: WARREN D. PERSAVICH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

                                          By Order of the Board of Directors

                                          Eugene W. Juris
                                          Secretary

                                                                       EXHIBIT A

         AMENDMENT DATED AS OF JANUARY 1, 1997, TO 1990 NON-QUALIFIED &
             INCENTIVE STOCK OPTION PLAN OF BANNER AEROSPACE, INC.
              (PREVIOUSLY AMENDED AND RESTATED AS OF MAY 29, 1996)

     The 1990 Non-Qualified and Incentive Stock Option Plan of Banner Aerospace, Inc. as amended and restated May 29, 1996 (the "Plan") is hereby amended, effective as of the date set forth below, as follows.

        1. This Amendment shall be effective if and only if it is approved by the stockholders of Banner Aerospace, Inc. (the "Company") at their annual meeting in 1997, and if so approved, this Amendment shall be effective as of January 1, 1997. Awards made by the Committee to the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, and the Vice President -- Finance and Secretary during the period of January 1, 1997 through the date of the Company's 1997 annual meeting of stockholders shall be contingent on shareholder ratification and (if such ratification is obtained) shall be effective as of the date the Committee made such awards.

        2. Section 6.4 of the Plan is amended in its entirety to read as follows:

               "6.4 Limits on Grant of Options."

             From and after May 29, 1996, the number of shares of Common Stock subject to Awards granted under the Plan to Jeffrey Steiner, Chairman and Chief Executive Officer (including all unexercised Awards outstanding as of May 29, 1996 and all Awards granted from and after May 29, 1996 through August 2, 2000), shall not exceed a total of 1,700,000 shares.

             From and after January 1, 1997, the number of shares of Common Stock subject to Awards granted under the Plan to each of the Company's Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, and the Vice President -- Finance and Secretary (including, for each such person, all unexercised Awards to such person outstanding as of January 1, 1997 and all Awards granted to such person from and after January 1, 1997 through August 2, 2000), shall not exceed a total of 1,700,000 shares per person, subject to the overall limitation on the number of shares available for issuance under the Plan.

             Determinations under this Section shall be made in a manner consistent with Section 162 (m) of the Code.

        3. Except as amended hereby, the Plan shall remain in full force and effect.

PROXY                        BANNER AEROSPACE, INC.                      PROXY
                             380 WEST SERVICE ROAD
                     P.O. BOX 20260 WASHINGTON, D.C. 20041

          This Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Stockholders - September 12, 1997

The undersigned hereby appoints Jeffery J. Steiner, Warren D. Persavich and Eugene W. Juris as proxies, each with the power to appoint his substitute and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Banner Aerospace, Inc. held of record by the undersigned on July 21, 1997, at the Annual Meeting of Stockholders to be held September 12, 1997, at any adjournments of postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND FOR APPROVAL OF PROPOSALS 2, 3 AND 4.




               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                             BANNER AEROSPACE, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.










1. ELECTION OF DIRECTORS. Michael T. Alcox, Steven L. Gerard, Charles M. Haar,          For      Withheld    For All
   Phillipe Hercol, Warren D. Persavich, Dr. Eric I. Steiner, Jeffrey J.                All         All      Except
   Steiner, Leonard Toboroff and John C. Wertz.
                                                                                        / /         / /        / /

FOR ALL EXCEPT NOMINEES WRITTEN IN BELOW:


------------------------------------------------




2. A proposal to amend the 1990 Non-Qualified and Incentive Stock Option Plan.          For      Against     Abstain

                                                                                        / /         / /        / /


3. A proposal to approve the grant of options to certain employees under the            For      Against     Abstain
   1990 Non-Qualified and Incentive Stock Option Plan.
                                                                                        / /         / /        / /


4. A proposal to approve the Board of Directors' selection of Auditors.                 For      Against     Abstain

                                                                                        / /         / /        / /


5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



Dated:_________________________________, 1997

Signature(s)
            ------------------------------------------------

------------------------------------------------------------

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other partnership name by authorized person.